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                                                                       Ex-99.J.



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Capital Appreciation Fund, Growth and Income Fund, International Equity Fund, Investment Grade Bond Fund, Mid-Cap Equity Fund, Small Cap Value Equity Fund and Value Income Stock Fund (constituting the STI Classic Variable Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
April 29, 2005